Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
Registration Number 333-118406
WILD OATS MARKETS, INC.
SUPPLEMENT DATED SEPTEMBER 29, 2005
TO PROSPECTUS DATED AUGUST 30, 2005
This Prospectus Supplement No. 1, dated September 29, 2005, should be read in conjunction with the Prospectus, dated August 30, 2005, contained in Registration Statement No. 333-118406 of Wild Oats Markets, Inc., as amended and supplemented. The selling securityholder table contained in such Prospectus hereby is supplemented, as set forth below, by (i) adding J.P. Morgan Securities Inc. (“JP Morgan”) as a new selling securityholder and (ii) replacing the entry for Deutsche Bank Securities, Inc. (“Deutsche Bank”) with the updated and additional information in the selling securityholders table set forth in this Prospectus Supplement No. 1. No additional securities are being registered hereby. Our common stock is listed on the NASDAQ National Market under the symbol “OATS.” On September 28, 2005, the last reported sale price of the common stock on the NASDAQ National Market was $12.38. We advise you to obtain a current market quotation for the common stock.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The following table sets forth information regarding the beneficial ownership of our securities by JP Morgan and Deutsche Bank prior to this supplement and the respective amounts of offered securities offered by JP Morgan and Deutsche Bank pursuant to this supplement. This information has been obtained from JP Morgan and Deutsche Bank and we have not independently verified this information. Because JP Morgan and Deutsche Bank may offer all or some portion of the offered securities pursuant to this prospectus, no estimate can be given as to the amount of the debentures or common stock that will be held by JP Morgan and Deutsche Bank upon termination of this offering. In addition, JP Morgan and Deutsche Bank may have sold, transferred or otherwise disposed of all or a portion of our securities since the date on which the information was provided to us for inclusion in the following table.
The information appearing in the following table supplements or supersedes in part the information in the table under the heading “Selling securityholders” in the Prospectus, dated August 30, 2005, as amended and supplemented.
Selling securityholders

			Number of shares	Number of
	Principal amount of	Principal amount	of common stock	shares of
	debentures beneficially	of debentures	beneficially owned	common stock
	owned prior to this	offered by this	prior to this	offered by this
Name of selling stockholders	offering**	prospectus**	offering	prospectus
Deutsche Bank Securities, Inc.*	4,500,000	4,500,000	†	†
J.P. Morgan Securities Inc.*	5,740,000	5,740,000	†	†

†	Indeterminate number of shares issuable upon conversion for amounts in excess of the principal amount. JP Morgan has advised us that it owns 10,724 shares of our common stock in addition such indeterminate number of shares.

*	This selling securityholder has advised us that it is a broker-dealer as defined in Section 3 of the Exchange Act (a “broker-dealer”).

**	Amounts may include debentures purchased in one or more transactions pursuant to Rule 144A of the Securities Act from a group of sellers, which may include one or more of the selling security holders previously, or currently, listed in the selling securityholders table.
Please keep this Supplement with your Prospectus.